Exhibit 10.1

Leaf group ltd.

RETENTION PLAN

1.             Purpose. Leaf Group Ltd. (the “Company”) considers it essential to the best interests of its stockholders to induce certain officers and employees to continue their employment with the Company and to encourage such individuals to exert their best efforts toward the completion of the Change in Control (as defined below). Therefore, the Board of Directors of the Company (the “Board”) has determined that the Leaf Group Ltd. Retention Plan (the “Plan”) should be adopted to reinforce the continued attention and dedication of the officers and employees who are selected to participate in the Plan (each, a “Covered Participant” collectively, the “Covered Participants”) to their assigned duties without distraction arising from the Change in Control. Nothing in this Plan shall be construed as creating an express or implied contract of employment. This Plan is effective as of April 3, 2021.

2.             Definitions. The following terms are defined as set forth below:

(a)           “Administrator” means the Board.

(b)           “Agreement” means an award agreement issued under the Plan substantially similar to the form attached hereto as Exhibit A.

(c)           “Bonus” means the amount set forth in the Covered Participant’s Agreement, provided that the total amount of Bonuses awarded under the Plan shall not exceed the Bonus Pool.

(d)           “Bonus Pool” means $2,750,000.

(e)           “Cause” shall mean, with respect to any Covered Participant, “Cause” as defined in such Covered Participant’s employment agreement or offer letter with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) Covered Participant’s material breach of an agreement with the Company related to confidential information, trade secrets or intellectual property; (ii) Covered Participant’s conviction, indictment for, or the entry of a plea of guilty or nolo contendere by Covered Participant to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) Covered Participant’s gross negligence or willful misconduct or Covered Participant’s willful or repeated failure or refusal to substantially perform assigned duties; or (iv) Covered Participant’s material violation of the Company’s code of business conduct and ethics or a written employment policy which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Subsidiary of the Company.

(f)            “CEO” means the Chief Executive Officer of the Company.

(g)           “Change in Control” means the closing of the merger contemplated by that certain Agreement and Plan of Merger by and among Graham Holdings Company, a Delaware corporation, the Company and certain other parties, dated April 3, 2021 (the “Merger Agreement”).

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Compensation Committee” means the compensation committee of the Board.

(j)            “Officer” means an executive officer, as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended, of the Company.

(k)           “Subsidiary” means any corporation, partnership, limited liability company or other entity in which the Company owns, directly or indirectly, stock or other equity securities or interests possessing 50% or more of the total combined voting power of such entity.

3.             Covered Participants.

(a)           The Administrator has delegated to the Compensation Committee and the CEO the discretionary authority to select certain Officers and employees of the Company to be Covered Participants, subject to the terms and conditions of the Plan including the maximum Bonus Pool, as follows:

(i)            The Compensation Committee shall select and designate any Officers to be Covered Participants and determine the Bonus amount to be awarded to each such Officer.

(ii)           The CEO shall select and designate any employees (who are not Officers) to be Covered Participants and determine the Bonus amount to be awarded to each such employee.

(iii)          After an Officer or other employee has been so designated, the Administrator shall provide them with an Agreement in the form attached as Exhibit A hereto.

(b)           Once a Covered Participant has been granted a Bonus and signed an Agreement, the Administrator may not decrease such Bonus without his or her written consent. Notwithstanding the foregoing, if a Covered Participant’s service with the Company terminates and in connection therewith such Covered Participant forfeits his or her Bonus, the Administrator may reallocate such Covered Participant’s Bonus.

4.             Administration. The Administrator shall have the discretionary power to interpret the provisions of this Plan and make all decisions and exercise all rights of the Company with respect to the Plan. The Administrator shall have final authority to determine, in its sole discretion, the amount of any Bonus hereunder and amounts to be paid or allocated to Covered Participants hereunder and shall also have the exclusive discretionary authority to make all other determinations including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts, regarding the entitlement to benefits hereunder and the amount of benefits to be paid from the Plan.

5.             Determination of Bonus Pool; Payment of Bonuses.

(a)           In connection with the adoption of the Plan, the Company shall establish and the Administrator shall approve the Bonus Pool.

(b)           Once a Covered Participant has been granted a bonus pursuant to Section 3,  he or she must sign an Agreement and (i) continue to be employed by the Company on the date of the consummation of the Change in Control or the termination of the Merger Agreement (the “Merger Termination”) or (ii) had his or her employment terminated by the Company without Cause prior to such Change in Control or Merger Termination.

(c)           Subject to the terms and conditions in this Plan, the Bonus shall be paid to a Covered Participant in cash in a lump sum on the date of the first to occur of (i) the Change in Control; (ii) the Covered Participant’s termination of employment without Cause; or (iii) the termination of the Merger Agreement.

6.             Additional Limitation.

(a)           Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)           For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)           The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by an accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you. Any determination by the Accounting Firm shall be binding upon the Company and you.

7.             Section 409A. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Board from time to time in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to any Covered Participant or any other person if any payments under any provisions of this Plan are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent tax under Section 409A of the Code.

8.             Miscellaneous.

(a)           Amendment and Termination. Except as otherwise provided herein, the Administrator reserves the right to amend the Plan at any time in its sole discretion provided, however, that no such amendment shall adversely affect the then-existing rights of Covered Participant with regard to the Plan (including without limitation his or her rights to a previously allocated Bonus ) absent his or her written consent. This Plan, and any rights granted hereunder, shall terminate on the date all amounts to be paid to Covered Participants hereunder are paid following the Change in Control.

(b)           No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its Subsidiaries and Covered Participant and nothing herein contained shall give Covered Participant the right to be retained as an employee or other service provider of the Company or any of its Subsidiaries. Nothing in this Plan shall change the “at will” nature of Covered Participant’s service to the Company.

(c)           No Transfers. Covered Participant’s rights in an interest under the Plan may not be assigned or transferred.

(d)           Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of Subsidiaries or affiliates and Covered Participant. To the extent that Covered Participant holds any rights by virtue of an award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its Subsidiaries.

(e)           Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflict of laws of such state.

(f)            Tax Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

(g)           Effect on Other Plans. Nothing in this Plan shall be construed to limit the rights of Covered Participants under the Company’s benefit plans, programs or policies.

(h)           Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and Covered Participants, their respective successors, executors, administrators, heirs and permitted assigns.

(i)             Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

(j)            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(k)           Notices. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to Covered Participant at the last address Covered Participant has filed in writing with the Company, or to the Company at their main office, attention of the Board.

(l)            Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

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